Exhibit 99.1

Net1 receives final decision from SASSA

Johannesburg, South Africa, November 3, 2008 – Net 1 UEPS Technologies, Inc. (NASDAQ: UEPS; JSE: NT1) (“Net1” or the “Company”) today announced that it has received the final decision in respect of the Payment Service Tender from the Chief Executive Officer (“CEO”) of the South African Social Security Agency (“SASSA”). Bidders have been advised that the CEO has decided to:

  make no award of tenders submitted in response to SASSA Tender 19/06/BS and to terminate the procurement process; and
  defer a decision about commencing a fresh tender process for the provision of a social assistance grants payment service.

The reasons for the decision of the CEO are summarized as follows:

1.

a number of the bid evaluation technical criteria specified in the Request for Proposal (“RFP”) are vaguely formulated and resulted in a high degree of subjectivity in the decision making process and inconsistent scoring of bids;

2.	uncertainty and ambiguity of the RFP regarding payment solutions based on multiple payment channels resulted in an unfair and uncompetitive bidding process;

3.	the important objectives of the procurement process relating to submission of performance guarantees by bidders could not be achieved;

4.

due to the lack of clarity in the RFP regarding the measurement of preference points, an important objective of the RFP, namely the advancement of broad-based black economic empowerment, could not be achieved;

5.

evaluating and adjudicating the payment service tender, notwithstanding the serious flaws identified in the RFP and bid evaluation process, would be inconsistent with the application of a fair, transparent, equitable, cost-effective and competitive procurement system and would expose the SASSA to a significant degree of legal risk;

6.

a decision by SASSA on whether or not to commence a fresh tender process will require further consultation and consideration of various important factors, including the terms, evaluation criteria and specifications for a new tender, the envisaged payment solution and conditions for the acceptability and evaluation of bids which may be based on alternative payment models.

“Due to the protracted process that SASSA undertook, this outcome is not in any way surprising” said Dr. Serge Belamant, Chairman and CEO of Net1. “We will continue with our high-quality service offering to SASSA and focus on developing our international market opportunities. The outcome of the SASSA tender process clarifies our operating margin expectation for the duration of our current contracts, which may well be extended,” he concluded.

About Net1 (www.net1ueps.com)

     Net1 provides its universal electronic payment system (“UEPS”), as an alternative payment system for the unbanked and under-banked populations of developing economies. The company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, Net1 has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other cardholders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

     Net1 also focuses on the development and provision of secure transaction technology, solutions and services. Its core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. These technologies form the cornerstones of the “trusted transactions” environment of Prism, a South African based subsidiary of the company, and provide the Company with the building blocks for developing secure end-to-end payment solutions.

     Net1 recently acquired 80.1% of BGS Smartcard System AG (“BGS”), an Austrian company, whose core business consists of developing and integrating smart card-based offline and online financial transaction systems. Since 1993, BGS has implemented tailor-made smart card-based payment solutions, focusing on emerging economies and in cooperation with banks, enterprises and government authorities. BGS is headquartered in Vienna, Austria, and has subsidiaries in India and Russia, and a branch office in the Ukraine. Distributors are located in Asia, Central and South America, the Commonwealth of Independent States and the Middle East.

Forward-Looking Statements

     This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that could cause the Company's actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company's filings with the Securities and Exchange Commission including the risk factor entitled “The South African Social Security Agency, or SASSA, is in the process of conducting a national tender for the distribution of welfare grants in which bidders had the opportunity to bid for all of South Africa or on a province-by-province basis. If we were not to receive contracts to continue to distribute these grants in each of the provinces where we currently distribute them, or if we do win these contracts, but the terms are not as favorable to us as our current contracts, our financial condition, results of operations and cash flows would be materially and adversely affected,” contained in our Annual Report on Form 10-K for the year ended June 30, 2008. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone: 1-604-484-8750
Toll Free: 1-866-412-NET1 (6381)